RE: FIRST CONNECTICUT CAPITAL CORPORATION (FCCC)



Dear Shareholder:

Morrow & Co., Inc. has been hired to solicit proxies from FCCC shareholders. We have been endeavoring to reach you by telephone but have been unable to contact you. FCCC is holding a shareholders meeting which is scheduled to occur on Tuesday, June 3rd, 2003. You should have already received your proxy material from your brokerage firm.

The matters to be voted upon are very important to you and your fellow shareholders. YOUR VOTE IS IMPORTANT. The vote required on the first proposal, to approve the agreement for the sale of the Company's business and assets, is two thirds of the outstanding shares, so every vote counts.

Please contact us, toll-free, on Monday, June 2nd at 1-800-607-0088 and we will help you get your shares voted.


Sincerely,


Morrow & Co., Inc.